UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35622	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 13, 2015, Albany Molecular Research, Inc., a Delaware corporation (“AMRI”), completed its previously announced acquisition of substantially all of the assets and assumption of certain liabilities of Aptuit (West Lafayette), LLC, a Delaware limited liability company (“Aptuit West Lafayette”) and wholly owned subsidiary of Aptuit, LLC, a Delaware limited liability company (“Aptuit”) (the “Asset Purchase”) pursuant to an Asset Purchase Agreement, dated January 8, 2015 (the “Asset Purchase Agreement”), by and among AMRI, AMRI Americium, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of AMRI (“AMRI Americium”), Aptuit and Aptuit West Lafayette.

Pursuant to the terms set forth in the Asset Purchase Agreement, AMRI Americium acquired substantially all of the assets of Aptuit West Lafayette and assumed certain liabilities of Aptuit West Lafayette (the “Assumed Liabilities”) for $36,000,000 in cash (the “Asset Purchase Consideration”). The Asset Purchase Consideration may be adjusted based on Aptuit West Lafayette’s Closing Working Capital (as defined in the Asset Purchase Agreement) on February 13, 2015 in accordance with the terms of the Asset Purchase Agreement. On February 13, 2015, AMRI Americium deposited $3,600,000 of the Asset Purchase Consideration in an escrow account with Wells Fargo & Company to be held in escrow and distributed in accordance with the terms of the Escrow Agreement (as defined in the Asset Purchase Agreement). The Assumed Liabilities include, subject to certain limitations, the ordinary course operating liabilities of Aptuit West Lafayette that relate to the operation of the business.

The foregoing description of the Asset Purchase Agreement is a summary only and is qualified in its entirety by the full text of the Asset Purchase Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K of AMRI filed on January 15, 2015 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: Senior Vice-President, General Counsel and Secretary

Date:   February 13, 2015